EXHIBIT (a)(1)(i)
LIBERTY GLOBAL, INC.
OFFER TO PURCHASE
FOR CASH
UP TO 10,000,000 SHARES OF ITS SERIES A COMMON STOCK, PAR VALUE $0.01 PER SHARE,
AT A PURCHASE PRICE OF $25.00 PER SHARE
AND
UP TO 10,288,066 SHARES OF ITS SERIES C COMMON STOCK, PAR VALUE $0.01 PER SHARE,
AT A PURCHASE PRICE OF $24.30 PER SHARE
THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS
EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 15, 2006,
UNLESS THE OFFER IS EXTENDED.
       Liberty Global, Inc., a Delaware corporation, is offering to purchase, for cash, up to 10,000,000 shares of its Series A common stock, par value $0.01 per share, and up to 10,288,066 shares of its Series C common stock, par value $0.01 per share, from its stockholders. We refer to our shares of Series A common stock as the Series A shares, our shares of Series C common stock as the Series C shares and the Series A shares and the Series C shares collectively as the shares. The tender offer will be conducted upon the terms and subject to the conditions set forth in this offer to purchase and the related letter of transmittal (which together, as they may be amended and supplemented from time to time, constitute the tender offer). We are inviting you to tender your Series A shares at a price of $25.00 per share and your Series C shares at a price of $24.30 per share, in each case net to you in cash, without interest, upon the terms and subject to the conditions of the tender offer. We refer to the purchase price we are offering for our Series A shares as the Series A purchase price, the purchase price we are offering for our Series C shares as the Series C purchase price and each of the Series A purchase price and the Series C purchase price, as the context may require, as the purchase price.
      All shares properly tendered and not properly withdrawn prior to the expiration date of the tender offer will be purchased at the applicable purchase price, on the terms and subject to the conditions of the tender offer, including proration. We reserve the right, in our sole discretion, to purchase more than 10,000,000 Series A shares and/or 10,288,066 Series C shares in the tender offer, subject to applicable law. Due to the proration provisions described in this offer to purchase, all of the Series A shares or Series C shares tendered in the tender offer may not be purchased if more shares are tendered than the number of shares we seek. Shares tendered but not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the expiration of the tender offer.
      THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SERIES A OR SERIES C SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 6.
      The Series A shares and Series C shares trade on the Nasdaq National Market under the symbols “LBTYA” and “LBTYK,” respectively. On May 15, 2006, the last trading day before the initial public announcement of the tender offer, the last reported sale price on the Nasdaq National Market for the Series A shares was $22.56 and the last reported sale price for the Series C shares was $21.93. Stockholders are urged to obtain current market quotations for the shares. See Section 7.
      OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SERIES A SHARES OR SERIES C SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SERIES A SHARES OR SERIES C SHARES AND, IF SO, HOW MANY SHARES OF SUCH SERIES TO TENDER. OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER ANY SHARES IN THE TENDER OFFER.
May 18, 2006

IMPORTANT
      If you wish to tender all or any part of your Series A shares and/or Series C shares, then prior to the expiration date of the tender offer, which is 5:00 p.m., New York City time, on June 15, 2006 or such later time to which we may extend the tender offer, you must either:

(1) (a) complete and sign the related letter of transmittal, or a facsimile of it, according to the instructions in the letter of transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, to Computershare Shareholder Services, Inc., the depositary for the tender offer, and mail or deliver the certificates for your tendered shares to the depositary together with any other documents required by the letter of transmittal or (b) tender your shares according to the procedure for book-entry transfer described in Section 3; or

(2) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.
      If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly if you desire to tender your shares in the tender offer. If you desire to tender your shares but prior to the expiration date:

(1) the certificates for the shares you wish to tender cannot be delivered to the depositary; or

(2) you cannot comply with the procedure for book-entry transfer; or

(3) your other required documents cannot be delivered to the depositary;
      you may tender your shares according to the guaranteed delivery procedure described in Section 3.
      TO TENDER SHARES PROPERLY, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE RELATED LETTER OF TRANSMITTAL.
      Questions and requests for assistance may be directed to D.F. King & Co., Inc., the information agent for the tender offer, at its address and telephone number set forth on the back cover page of this offer to purchase. Requests for additional copies of this offer to purchase, the related letter of transmittal or the notice of guaranteed delivery may also be directed to the information agent.
      We are not making the tender offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the tender offer to stockholders in any such jurisdiction.
      WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SERIES A SHARES OR SERIES C SHARES IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.

SUMMARY TERM SHEET
      This summary term sheet highlights material information which can be found elsewhere in this offer to purchase, but you should understand that it does not describe all of the details of the tender offer to the same extent as we do later in this offer to purchase. We urge you to read this entire offer to purchase, and the related letter of transmittal, because they contain the full details of the tender offer. For your convenience, we have included below references to the sections of this offer to purchase where you will find a more complete discussion.
Who is offering to purchase my shares?
      Liberty Global, Inc.
What will the purchase price for the shares be?
      We are offering to purchase our Series A shares for a purchase price of $25.00 per share and our Series C shares for a purchase price of $24.30 per share. We will pay this purchase price in cash, without interest, for all the shares we purchase under the tender offer. See Section 1. Each purchase price represents a 10.8% premium to the closing sale price for shares of the series to which it relates on the Nasdaq National Market on May 15, 2006, the last trading day before our initial public announcement of the tender offer.
How many shares will Liberty Global purchase in the tender offer?
      We will purchase up to 10,000,000 Series A shares and up to 10,288,066 Series C shares in the tender offer, or such lesser number of shares of either or both series as may be properly tendered and not properly withdrawn, on the terms and subject to the conditions of the tender offer. We expressly reserve the right to purchase a number of additional Series A shares equal to up to 2% of the outstanding Series A shares and a number of additional Series C shares equal to up to 2% of the outstanding Series C shares, and could decide to purchase more shares subject to applicable legal requirements. As of May 12, 2006, we had 226,189,823 Series A shares and 227,334,743 Series C shares issued and outstanding. The tender offer is not conditioned on any minimum number of shares being tendered. See Section 6.
What is the market price of my shares as of a recent date?
      As of May 16, 2006, the closing sale price on the Nasdaq National Market of the Series A shares was $23.43 per share and of the Series C shares was $22.77 per share. You are urged to obtain current market quotations for your shares. See Section 7.
Why is Liberty Global making the offer?
      We believe that our current stock price levels do not reflect the current performance or long-term growth prospects of our business. Accordingly, an investment in our own stock at the offered prices represents an attractive use of our available cash. We remain focused on shrinking our equity base, and believe that the tender offer is an efficient means of returning value to our stockholders. In addition, the tender offer provides the opportunity for our stockholders to sell their shares without the usual transaction costs associated with open market sales, while at the same time permitting non-tendering stockholders to increase their proportionate interest in our company. See Section 2.
How will Liberty Global pay for the shares?
      We will purchase shares in the tender offer, and pay related fees and expenses, with our available cash resources. Financing is not a condition of the tender offer. See Section 8.

How long do I have to tender my shares?
      You may tender your shares until the tender offer expires. The tender offer will expire on June 15, 2006, at 5:00 p.m., New York City time, unless we extend it. See Section 1. We may choose to extend the tender offer for any reason, subject to applicable laws. See Section 14.
How will I be notified if Liberty Global extends the tender offer?
      We will issue a press release by 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date if we decide to extend the tender offer. See Section 14.
Are there any conditions to the tender offer?
      Yes. The tender offer is subject to conditions, such as the absence of court or governmental action prohibiting the tender offer and the absence of changes in general market conditions that, in our judgment, are or may be materially adverse to us. See Section 6.
Following the tender offer, will Liberty Global continue as a public company?
      Yes. If the tender offer is fully subscribed, we will purchase approximately 4.4% of the outstanding shares of our Series A common stock and 4.5% of the outstanding shares of our Series C common stock. See Section 11.
How do I tender my shares?
      If you wish to tender all or a portion of your shares, then before 5:00 p.m., New York City time, on June 15, 2006, unless the tender offer is extended:

•	you must deliver your share certificate(s) and a properly completed and duly executed letter of transmittal to the depositary at the address appearing on the back cover page of this offer to purchase; or

•	the depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed letter of transmittal; or

•	you must request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you; or

•	you must comply with the guaranteed delivery procedure outlined in Section 3.
Once I have tendered shares in the tender offer, can I withdraw my tender?
      You may withdraw any shares you have tendered at any time before 5:00 p.m., New York City time, on June 15, 2006, or the new expiration date if we extend the tender offer. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after 12:00 Midnight, New York City time, on July 13, 2006. See Section 4.
How do I withdraw shares I previously tendered?
      You must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the depositary at the address appearing on the back cover page of this document. Your notice of withdrawal must specify your name, the series and number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if shares have been tendered under the procedure for book-entry transfer set forth in Section 3, or if the share certificates to be withdrawn have been delivered to the depositary. See Section 4.

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Has Liberty Global or its board of directors adopted a position on the tender offer?
      Our board of directors has approved the tender offer. However, neither we nor our board of directors makes any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. See Section 10.
Voting Power of our Chairman.
      If the tender offer is fully subscribed, our Chairman, John C. Malone, who beneficially owned shares of our common stock (including shares purchasable upon exercise of options) representing approximately 27.3% of our aggregate voting power as of May 12, 2006, would beneficially own shares of our common stock representing approximately 28.2% of our aggregate voting power. See the subsection titled “Potential Risks and Disadvantages of the Tender Offer” in Section 2.
When will Liberty Global pay for the shares I tender?
      We will pay the purchase price to you in cash, without interest, for the shares we purchase promptly after the expiration of the tender offer. See Section 5.
Will I have to pay brokerage commissions if I tender my shares?
      If you are a registered stockholder and you tender your shares directly to the depositary, you will not incur any brokerage commissions. If you hold shares through a broker or bank, you will need to consult your broker or bank to determine whether transaction costs apply. See Section 2.
I am a U.S. stockholder. What are the U.S. federal income tax consequences if I tender my shares?
      Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender. Your receipt of cash for your tendered shares will generally be treated as either (1) consideration received in a sale or exchange or (2) a dividend. Each stockholder is advised to consult its own tax advisor to determine the federal, state, local, foreign and other tax consequences to it of the offer to purchase. See Section 13.
I am a foreign stockholder. What are the U.S. federal income tax consequences if I tender my shares?
      The receipt of cash for your tendered shares will be treated as either (1) consideration received in a sale or exchange or (2) a dividend. If the receipt of cash by you is treated as consideration received in a sale or exchange, and you are a foreign stockholder who is not engaged in a trade or business in the United States, you will generally not be subject to U.S. federal income taxation on the receipt of such cash. Nevertheless, as to all foreign stockholders, U.S. tax will be withheld at 30% (or a lower rate pursuant to an applicable income tax treaty) unless the receipt of cash is effectively connected with such foreign stockholder’s conduct of a trade or business within the United States. If the receipt of cash for your tendered shares is treated as consideration received in a sale or exchange, then you may apply for a refund of such withheld amount. See Section 13.
Who can I talk to if I have questions?
      The information agent can help answer your questions. The information agent is D.F. King & Co., Inc. Contact information for the information agent is set forth on the back cover of this offer to purchase.

FORWARD-LOOKING STATEMENTS
      Certain statements in this offer to purchase or in the documents incorporated by reference herein, to the extent they are not recitations of historical fact, constitute forward looking statements within the meaning of the Federal securities laws. Forward looking statements, by definition, involve risks, uncertainties and assumptions. Where, in any forward looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. In addition to the risk factors described in our most recent annual report on Form 10-K, the following include some but not all of the factors that could cause actual results or events to differ materially from anticipated results or events:

•	economic and business conditions and industry trends in the countries in which we operate;

•	currency exchange risks;

•	consumer disposable income and spending levels, including the availability and amount of individual consumer debt;

•	changes in television viewing preferences and habits by our subscribers and potential subscribers;

•	consumer acceptance of existing service offerings, including our newer digital video, voice and Internet access services;

•	consumer acceptance of new technology, programming alternatives and broadband services that we may offer such as our digital migration project in the Netherlands;

•	our ability to manage rapid technological changes and grow our digital video, voice and Internet access services;

•	the regulatory and competitive environment in the broadband communications and programming industries in the countries in which we, and the entities in which we have interests, operate;

•	competitor responses to our products and services, and the products and services of the entities in which we have interests;

•	continued consolidation of the foreign broadband distribution industry;

•	uncertainties inherent in the development and integration of new business lines and business strategies;

•	spending on foreign television advertising;

•	capital spending for the acquisition and/or development of telecommunications networks and services;

•	our ability to successfully integrate and recognize anticipated efficiencies from the businesses we acquire;

•	problems we may discover post-closing with the operations, internal controls and financial statements of businesses we acquire;

•	our ability to close the pending sale of UPC Sweden and negotiate a definitive agreement for and close the sale of UPC France;

•	future financial performance, including availability, terms and deployment of capital;

•	the ability of suppliers and vendors to deliver products, equipment, software and services;

•	the outcome of any pending or threatened litigation;

•	availability of qualified personnel;

•	changes in, or failure or inability to comply with, government regulations in the countries in which we operate and adverse outcomes from regulatory proceedings, including regulatory proceedings in The Netherlands;

•	government intervention that opens our broadband distribution networks to competitors;

•	our ability to successfully negotiate rate increases with local authorities;

•	changes in the nature of key strategic relationships with partners and joint venturers;

•	uncertainties associated with our ability to satisfy conditions imposed by competition and other regulatory authorities in connection with acquisitions; and

•	events that are outside of our control, such as political unrest in international markets, terrorist attacks, natural disasters, pandemics and other similar events.
      You should be aware that the video, voice and Internet access services industries are changing rapidly, and, therefore, our forward-looking statements are subject to a greater degree of risk than similar statements regarding many other industries.
      We caution you not to place undue reliance on the forward-looking statements contained or incorporated by reference in this offer to purchase. These forward-looking statements speak only as of the date on which the statements were made, and we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statement contained or incorporated by reference in this offer to purchase, to reflect any change in our expectations with regard thereto, or any other changes in events, conditions or circumstances on which any such statement is based.

THE TENDER OFFER

1.	NUMBER OF SHARES; PRORATION
      General. Upon the terms and subject to the conditions of the tender offer, we will purchase 10,000,000 Series A shares and 10,288,066 Series C shares, or such lesser number of shares of either or both series as are properly tendered and not properly withdrawn in accordance with Section 4, before the scheduled expiration date of the tender offer at a purchase price of $25.00 per Series A share and $24.30 per Series C share, in each case net to the seller in cash, less any applicable withholding taxes, without interest.
      The term “expiration date,” means 5:00 p.m., New York City time, on June 15, 2006, unless and until we, in our sole discretion, shall have extended the period of time during which the tender offer will remain open. Should the tender offer be extended, the term “expiration date” shall refer to the latest time and date at which the tender offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the tender offer. In accordance with the rules of the Securities and Exchange Commission, we may, and we expressly reserve the right to, purchase under the tender offer an additional amount of Series A shares not to exceed 2% of the outstanding Series A shares and/or an additional amount of Series C shares not to exceed 2% of the outstanding Series C shares, without amending or extending the tender offer. See Section 14. In the event of an over-subscription of the tender offer as described below, shares tendered will be subject to proration. The proration period and withdrawal rights expire on the expiration date.
      If we (1) increase or decrease the purchase price we offer for either the Series A shares or the Series C shares, increase the number of shares we seek in the tender offer by a number in excess of 2% of the outstanding shares of that series, or decrease the number of Series A shares or Series C shares we seek in the tender offer and (2) in any such case the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 14, we will extend the tender offer until the expiration of such period of ten business days. For the purposes of the tender offer, a “business day” means any day other than Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.
      THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SERIES A SHARES OR SERIES C SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 6.
      Shares properly tendered under the tender offer and not properly withdrawn will be purchased at the applicable purchase price, upon the terms and subject to the conditions of the tender offer, including the proration provisions. Shares not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly following the expiration date.
      If the number of Series A shares and Series C shares properly tendered and not properly withdrawn prior to the expiration date is less than or equal to 10,000,000 shares and 10,288,066 shares, respectively, or such greater number of shares as we may elect to purchase, subject to applicable law, we will, upon the terms and subject to the conditions of the tender offer, purchase all shares so tendered at the purchase price.
      Proration. Upon the terms and subject to the conditions of the tender offer, if more than 10,000,000 Series A shares or 10,288,066 Series C shares, or such greater number of shares of either series as we may elect to purchase, subject to applicable law, have been properly tendered and not properly withdrawn before the expiration date, we will purchase properly tendered and not properly withdrawn Series A shares and Series C shares on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares.
      If proration of tendered Series A shares or Series C shares is required, we will determine the proration factor for those shares as soon as practicable following the expiration date. The proration factor with regard to the purchase of each series of shares that is over-subscribed will be determined by dividing the maximum number of shares of such series sought by us to be purchased in the tender offer by the total number of shares of that series that are properly tendered in the tender offer and not properly withdrawn. We will then determine the number of shares of each over-subscribed series that we will purchase from each stockholder who participates in the tender offer by multiplying the number of shares of the applicable series properly tendered and not properly withdrawn by that stockholder by the proration factor. Because of the difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, and not properly withdrawn, we do not expect to be able to announce the final proration factor or commence payment for any shares purchased under the tender offer until approximately five business days after the expiration date. The preliminary results of any proration will be announced by press release as promptly as practicable after the expiration date.
      As described in Section 13, the number of shares that we will purchase from a stockholder under the tender offer may affect the United States federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares.
      This offer to purchase and the related letter of transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on Liberty Global’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.	BACKGROUND AND PURPOSE OF THE OFFER
      Purpose of the Tender Offer. We are making the tender offer because we believe that our stock price levels as of the date of this offer to purchase are an attractive investment opportunity because they do not reflect the current performance or long term prospects of our business. We remain focused on shrinking our equity base, and we believe that the tender offer is an efficient means of returning value to our stockholders. In addition, the tender offer provides the opportunity for our stockholders to sell their shares without the usual transaction costs associated with open market sales, while at the same time permitting non-tendering stockholders to increase their proportionate interest in our company. In considering the tender offer, our management and board of directors considered the financial impact of the tender offer, and determined that repurchasing our shares at this time constitutes a prudent use of our cash resources.
      Potential Benefits of the Tender Offer. We believe the tender offer may provide several benefits to us and our stockholders, including:

•	The tender offer represents the opportunity to return a portion of Liberty Global’s cash to stockholders who elect to tender their shares. In addition, where shares are tendered by the registered owner directly to the depositary, the sale of those shares in the tender offer will permit the seller to avoid the usual transaction costs associated with open market sales.

•	The tender offer permits tendering stockholders to have their shares repurchased at a premium of approximately 10.8% over the closing sales price of their shares on May 15, 2006, the last trading day before our initial public announcement of the tender offer.
      Accordingly, Liberty Global believes that the tender offer is consistent with its long-term corporate goal of increasing stockholder value.
      Potential Risks and Disadvantages of the Tender Offer. The tender offer may present some potential risks and disadvantages to our continuing stockholders, including:

•	The tender offer will increase the relative voting power of holders of outstanding shares of our Series B common stock relative to the voting power of holders of our Series A shares. Our Series C shares do not vote, except as required by Delaware law. Our shares of Series B common stock provide holders with ten votes per share with respect to the election of directors and matters generally subject to a stockholders vote, whereas our Series A shares provide holders with one vote per share. The shares of Series B common stock are also convertible on a one-for-one basis into Series A shares. The extent of the increase in the relative voting power of the shares of Series B common stock will depend on the amount of Series A shares we purchase in the tender offer. Were the tender offer to be fully subscribed by holders of our Series A shares, the voting power of holders of our outstanding shares of Series B common stock would increase from 24.4% to 25.2%.

•	The tender offer will increase the voting power of our Chairman, John C. Malone, who has advised us that he does not intend to tender any of his shares into the tender offer. The extent of the increase will depend on the amount of Series A shares that we purchase in the tender offer. If the tender offer is fully subscribed by holders of our Series A shares, Mr. Malone, who beneficially owned shares of our common stock (including shares purchasable upon exercise of options) representing approximately 27.3% of our aggregate voting power as of May 12, 2006, including his beneficial ownership of approximately 0.5% of our Series A shares, approximately 91.3% of our shares of Series B common stock and approximately 4.3% of our Series C shares, would beneficially own shares of our common stock representing approximately 28.2% of our aggregate voting power. By virtue of Mr. Malone’s voting power in our company as well as his position as our Chairman, Mr. Malone has significant influence over the outcome of any corporate transaction or other matters submitted to our stockholders for approval, including the election of directors, mergers, consolidations and the sale of all or substantially all of our assets. Mr. Malone’s rights to vote or dispose of his equity interests in our company are not subject to any restrictions in favor of us other than as may be required by applicable law and except, in the case of options and restricted stock, for customary transfer restrictions pursuant to incentive award agreements. If the tender offer is fully subscribed by holders of our Series A shares, the aggregate voting power of our directors and executive officers (other than Mr. Malone), who beneficially owned shares of common stock (including shares purchasable upon exercise of options) representing approximately 1.2% of our aggregate voting power as of May 12, 2006, would remain substantially the same.

      OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SERIES A SHARES OR YOUR SERIES C SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER ANY SHARES IN THE TENDER OFFER.
      We may in the future purchase additional Series A shares and/or Series C shares on the open market, in private transactions, through tender offers or otherwise. Any additional purchases may be on the same terms or on terms that are more or less favorable to stockholders than the terms of the tender offer. However, Securities and Exchange Commission, or SEC, Rule 13e-4(f)(6) prohibits Liberty Global and its affiliates from purchasing any Series A shares or Series C shares, other than pursuant to the tender offer, until at least ten business days after the termination of the tender offer.
      Shares acquired pursuant to the tender offer will become treasury shares and will be available for use by us without further stockholder action (except as required by applicable law or the rules of the Nasdaq National Market). Liberty Global could use shares without stockholder approval to acquire other businesses, to raise additional capital, to distribute as stock dividends, and/or other purposes. Liberty Global has no current plans for any shares acquired pursuant to the tender offer.

3.	PROCEDURES FOR TENDERING SHARES
      Proper Tender Of Shares. For shares to be tendered properly under the tender offer, (1) the certificates for such shares (or confirmation of receipt of such shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof), including any required signature guarantees, or an “agent’s message” (as defined below), and any other documents required by the letter of transmittal, must be received before 5:00 p.m., New York City time, on the expiration date by the depositary at its address set forth on the back cover page of this offer to purchase or (2) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

      Stockholders who hold shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through the brokers or banks and not directly to the depositary.
      Signature Guarantees And Method Of Delivery. No signature guarantee is required: (1) if the letter of transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, shall include any participant in The Depository Trust Company, referred to as the “book-entry transfer facility”, whose name appears on a security position listing as the owner of the shares) tendered therewith and such holder has not completed either the box captioned “Special Delivery Instructions” or the box captioned “Special Payment Instructions” on the letter of transmittal; or (2) if shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution”, as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934. If a certificate for shares is registered in the name of a person other than the person executing a letter of transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.
      Payment for shares tendered and accepted for payment under the tender offer will be made only after timely receipt by the depositary of certificates for such shares or a timely confirmation of the book-entry transfer of such shares into the depositary’s account at the book-entry transfer facility as described above, a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof, or an agent’s message in the case of a book-entry transfer, and any other documents required by the letter of transmittal. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.
      Book-Entry Delivery. The depositary will establish an account with respect to the shares for purposes of the tender offer at the book-entry transfer facility within two business days after the date of this offer to purchase, and any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of Series A shares and Series C shares by causing the book-entry transfer facility to transfer those shares into the depositary’s account in accordance with the book-entry transfer facility’s procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the depositary’s account at the book-entry transfer facility, either (1) a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to and received by the depositary at its address set forth on the back cover page of this offer to purchase before the expiration date or (2) the guaranteed delivery procedure described below must be followed. Delivery of the letter of transmittal and any other required documents to the book-entry transfer facility does not constitute delivery to the depositary.
      The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such participant.
      U.S. Federal Backup Withholding Tax. Under the U.S. federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 28% of the gross proceeds payable to a stockholder or other payee pursuant to the tender offer must be withheld and remitted to the IRS, unless the stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the depositary (as payor) and certifies under penalties of perjury that the number is correct. Therefore, each tendering stockholder that is a United States Holder (as defined in Section 13 “Certain U.S. Federal Income Tax Consequences”) should complete and sign the Substitute Form W-9 included as part of the letter of transmittal so as to provide the information and certification necessary to avoid backup withholding unless the stockholder otherwise establishes to the satisfaction of the depositary that the stockholder is not subject to backup withholding. If a United States Holder does not provide the depositary with the correct taxpayer identification number, the United States Holder may be subject to penalties imposed by the IRS. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures. Certain “exempt recipients” (including, among others, all corporations and certain Non-United States Holders (as defined in Section 13 “Certain U.S. Federal Income Tax Consequences”)) are not subject to backup withholding. In order for a Non-United States Holder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN (or in the case of certain foreign partnerships and other foreign intermediaries, Form W-8IMY), signed under penalties of perjury, attesting to that stockholder’s exempt status. This statement can be obtained from the depositary. See Instruction 2 of the related letter of transmittal.
      TO PREVENT U.S. FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 28% OF THE GROSS PAYMENT MADE TO STOCKHOLDERS FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH STOCKHOLDER THAT IS A UNITED STATES HOLDER AND DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM THE BACKUP WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE STOCKHOLDER’S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL.
      For a discussion of United States federal income tax consequences to tendering stockholders, see Section 13.
      Withholding for Non-United States Holders. Even if a Non-United States Holder has provided the required certification to avoid backup withholding, the depositary will withhold U.S. federal income taxes equal to 30% of the gross payments payable to a Non-United States Holder or his agent unless the depositary determines that a reduced rate of withholding is available under a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade of business within the United States (and, if a treaty applies, the gross proceeds are generally attributable to a United States permanent establishment maintained by such Non-United States Holder). To obtain a reduced rate of withholding under a tax treaty, a Non-United States Holder must deliver to the depositary a properly completed and executed IRS Form W-8BEN before the payment is made. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the tender offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the depositary a properly completed and executed IRS Form W-8ECI. In the case of a Holder that is a foreign partnership (or other foreign intermediary), Form W-8IMY should be filed. A Non-United States Holder that qualifies for an exemption from withholding by delivering IRS Form W-8ECI will generally be required to file a U.S. federal income tax return and generally will be subject to U.S. federal income tax on income derived from the sale of shares pursuant to the Offer in the manner and to the extent described in Section 13 “Certain U.S. Federal Income Tax Consequences” as if it were a United States Holder, and in the case of a foreign corporation, such income may be subject to the branch profit tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). The depositary will determine a stockholder’s status as a Non-United States Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding, valid certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form W-8BEN, IRS Form W-8ECI or IRS Form W-8IMY) unless facts and circumstances indicate that reliance is not warranted.
      A Non-United States Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-United States Holder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 13 “Certain U.S. Federal Income Tax Consequences” that would characterize the exchange as a sale (as opposed to a dividend) with respect to which the Non-United States Holder is not subject to tax or is otherwise able to establish that no tax or a reduced amount of tax is due.
      NON-UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL INCOME TAX WITHHOLDING, INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE.
      Guaranteed Delivery. If a stockholder desires to tender Series A shares and/or Series C shares under the tender offer and the stockholder’s share certificates are not immediately available or cannot be delivered to the depositary before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary before the expiration date, the shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

(a) the tender is made by or through an eligible guarantor institution;

(b) the depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, before the expiration date, a properly completed and duly executed notice of guaranteed delivery in the form Liberty Global has provided with this document, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in such notice of guaranteed delivery; and

(c) the certificates for all tendered shares, in proper form for transfer, or confirmation of book-entry transfer of such shares into the depositary’s account at the book-entry transfer facility, together with a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and any required signature guarantees, or an agent’s message, or other documents required by the letter of transmittal, are received by the depositary within three Nasdaq National Market trading days after the date of receipt by the depositary of the notice of guaranteed delivery.
      Return of Unpurchased Shares. If any tendered shares are not purchased under the tender offer or are properly withdrawn before the expiration date, or if less than all shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.
      Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to give Notice of Defects. All questions as to the number of Series A shares and Series C shares to be accepted, and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of the tender offer or any defect or irregularity in any tender. Our interpretation of the terms of the tender offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. None of Liberty Global, the depositary, the information agent, or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.
      Tendering Stockholder’s Representation and Warranty; Liberty Global’s Acceptance Constitutes an Agreement. A tender of Series A shares and/or Series C shares under any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the tender offer, as well as the tendering stockholder’s representation and warranty to us that (1) the stockholder has a net long position in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Securities Exchange Act of 1934 and (2) the tender of shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering (1) has a net long position equal to or greater than the amount tendered in (x) the subject securities or (y) securities immediately convertible into, or exchangeable or exercisable for, the subject securities and (2) will deliver or cause to be delivered the shares in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of shares tendered under the tender offer will constitute a binding agreement between the tendering stockholder and us upon the terms and conditions of the tender offer.
      Lost or Destroyed Certificates. Stockholders whose certificates for part or all of their shares have been lost, stolen, misplaced or destroyed, who wish to tender all or a portion of those shares, should consult Section 9 of the letter of transmittal for instructions as to obtaining a replacement certificate and should complete the affidavit of lost, missing or destroyed certificate(s) and agreement of indemnity section included as part of the letter of transmittal.
      CERTIFICATES FOR TENDERED SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO LIBERTY GLOBAL OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO LIBERTY GLOBAL OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4.	WITHDRAWAL RIGHTS
      Except as otherwise provided in this Section 4, tenders of shares under the tender offer are irrevocable. Shares tendered under the tender offer may be withdrawn at any time before the expiration date and, unless theretofore accepted for payment by us under the tender offer, may also be withdrawn at any time after 12:00 Midnight, New York City time, on July 13, 2006.
      For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the depositary at its address set forth on the back cover page of this offer to purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the series and number of shares to be withdrawn and the name of the registered holder of such shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless such shares have been tendered for the account of an eligible guarantor institution.
      If shares have been tendered under the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with such book-entry transfer facility’s procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. None of Liberty Global, the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.
      Withdrawals may not be rescinded and any shares properly withdrawn will thereafter be deemed not properly tendered for purposes of the tender offer unless the withdrawn shares are properly re-tendered before the expiration date by following one of the procedures described in Section 3.
      If we extend the tender offer, we are delayed in our purchase of shares or we are unable to purchase shares under the tender offer for any reason, then, without prejudice to our rights under the tender offer, the depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5.	PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE
      Upon the terms and subject to the conditions of the tender offer, promptly following the expiration date, we will accept for payment and pay for, and thereby purchase, Series A shares and Series C shares properly tendered and not properly withdrawn before the expiration date. For purposes of the tender offer, we will be deemed to have accepted for payment and therefore purchased shares that are properly tendered and not properly withdrawn, subject to the proration provisions of the tender offer, only when, as and if we give oral or written notice to the depositary of our acceptance of the shares for payment under the tender offer.
      Upon the terms and subject to the conditions of the tender offer, promptly after the expiration date, we will accept for purchase 10,000,000 Series A shares and 10,288,066 Series C shares, and pay a purchase price of $25.00 per Series A share and $24.30 per Series C share, subject to increase or decrease as provided in Section 14, if properly tendered and not properly withdrawn, or such lesser number of shares of either or both series at the foregoing purchase prices as are properly tendered and not properly withdrawn.
      We will pay for shares purchased under the tender offer by depositing the aggregate purchase price for such shares with the depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.
      In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration date; however, we do not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately five business days after the expiration date. Certificates for all shares tendered and not purchased, including shares not purchased due to proration, will be returned to the tendering stockholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, at our expense, promptly after the expiration date or termination of the tender offer without expense to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY LIBERTY GLOBAL REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT. In addition, if certain events occur prior to the expiration date, we may not be obligated to purchase shares under the tender offer. See Section 6.
      We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased under the tender offer. If, however, payment of the purchase price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the letter of transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted.
      ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO FEDERAL INCOME TAX BACKUP WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAID TO THE STOCKHOLDER OR OTHER PAYEE UNDER THE TENDER OFFER. SEE SECTION 3. ALSO SEE SECTION 13 REGARDING UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR FOREIGN STOCKHOLDERS.

6.	CERTAIN CONDITIONS OF THE OFFER
      Notwithstanding any other provision of the tender offer, and in addition to (and not in limitation of ) our rights to extend and/or amend the tender offer at any time, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate the tender offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Securities Exchange Act of 1934, if at any time on or after the date of this offer to purchase and at or before the expiration date, any of the following events shall have occurred (or shall have been determined by us to have occurred) that, in our judgment, acting reasonably, and regardless of the circumstances giving rise to the event or events (including any action or omission to act by us), makes it inadvisable to proceed with the tender offer or with acceptance for payment:

(a) there shall have been threatened, instituted or pending any action or proceeding by any governmental, regulatory or administrative agency or authority or tribunal, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental, regulatory, or administrative authority or agency or tribunal, domestic or foreign, that:

(1) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain or prohibit the making of the tender offer, the acquisition of any shares pursuant to the tender offer, or consummation of the tender offer; or

(2) in Liberty Global’s sole judgment, acting reasonably, would or might materially affect Liberty Global’s business, condition (financial or other), assets, income, operations or prospects and that of its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of Liberty Global and its subsidiaries, or materially impair the tender offer’s contemplated benefits to Liberty Global;

(b) there shall have been any action threatened, pending or taken, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to apply to the tender offer or to Liberty Global or any of its subsidiaries, by any court or any government or governmental, regulatory, or administrative agency or authority or tribunal, domestic or foreign, which, in Liberty Global’s sole judgment, acting reasonably, would or might directly or indirectly result in any of the consequences referred to in clause (1) or (2) of paragraph (a) above;

(c) there shall have occurred:

1. the declaration of any banking moratorium or suspension of payments in respect of banks by federal or state authorities in the United States or by any national, provincial or supranational authority in the European Union, Japan or Chile (whether or not mandatory);

2. any general suspension of trading in, or a limitation on prices for, securities on any national securities exchange or market in the United States, any member of the European Union, Japan or Chile for more than three hours;

3. the commencement of a war, act of terrorism, armed hostilities, or any other national or international crisis directly or indirectly involving the United States, any member of the European Union, Japan, Chile or any other country in which any of Liberty Global’s subsidiaries does business;

4. any limitation (whether or not mandatory) by any governmental, regulatory, or administrative agency or authority on, or any other event that would reasonably be expected to materially affect, the extension of credit by banks or other lending institutions in the United States, any member of the European Union, Japan or Chile;

5. any change in the general political, market, economic, or financial conditions in the United States, any member of the European Union, Japan, Chile or any other country in which any of Liberty Global’s subsidiaries do business that, in Liberty Global’s sole judgment, acting reasonably, could have a material adverse effect on the business, condition (financial or otherwise), income, operations, or prospects of Liberty Global and its subsidiaries, taken as a whole;

6. a material change in U.S. dollar, sterling, euro, yen or any other currency exchange rates or a suspension of, or limitation on, the markets for U.S. dollars, sterling, euros, yen or any other currency in which any bank loan of Liberty Global or any of its subsidiaries is denominated;

7. in the case of any of the above conditions existing at the date of this offer to purchase, in Liberty Global’s sole judgment, acting reasonably, a material acceleration or worsening of it; or

8. any decrease (i) in the market price of the Series A shares or the Series C shares on the Nasdaq National Market or (ii) in the Nasdaq Composite Index, the New York Stock Exchange Index, the Dow Jones Industrial Average, or the Standard and Poor’s 500 Index Composite Index, in each case by an amount in excess of 10% measured from the close of regular trading on May 15, 2006;

(d) any change or changes shall have occurred or been threatened or anticipated in the business, condition (financial or otherwise), assets, liabilities, income, operations, share ownership, or prospects of Liberty Global or its subsidiaries that, in Liberty Global’s sole judgment, acting reasonably, is or may likely be material to Liberty Global and its subsidiaries taken as a whole;

(e) a tender or exchange offer for any or all of the shares (other than this tender offer), or any merger, business combination, or other similar transaction with or involving Liberty Global, shall have been publicly proposed, announced or made by any person;

(f) any entity, “group” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) or person (other than entities, groups or persons who have filed with the Commission before May 15, 2006 a Schedule 13G or a Schedule 13D with respect to any of the shares) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of our outstanding shares or common stock;

(g) any entity, group, or person who has filed with the SEC on or before the date of this offer to purchase a Schedule 13G or a Schedule 13D with respect to any shares of our common stock shall have acquired, or proposed to acquire, beneficial ownership of additional shares constituting more than 2% of the outstanding shares of our common stock or shall have been granted any option or right to acquire beneficial ownership of more than 2% of the outstanding shares of our common stock;

(h) any entity, person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or made a public announcement reflecting an intent to acquire shares of our common stock; or

(i) any approval, permit, authorization, favorable review or consent of any United States or foreign governmental, regulatory, or administrative agency or authority or any third party consents required to be obtained in connection with the tender offer shall not have been obtained on terms satisfactory to Liberty Global, in its sole judgment, acting reasonably.
      The foregoing conditions are for the sole benefit of Liberty Global and may be asserted by Liberty Global regardless of the circumstances giving rise to any such condition (including any action or omission by Liberty Global), and may be waived by Liberty Global, in whole or in part, at any time prior to the expiration date, in its sole discretion. Liberty Global’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted by Liberty Global at any time, in its sole discretion, prior to the expiration of the tender offer. Any determination or judgment by Liberty Global concerning the events described above will be final and binding on all parties.

7.	PRICE RANGE OF SHARES
      Price Ranges Of Shares. Liberty Global is the successor corporation to Liberty Media International, Inc., or LMI. On June 15, 2005, we completed certain mergers, which we refer to as the Liberty Global combination, whereby we acquired all of the capital stock of UnitedGlobalCom, Inc., or UGC, that our predecessor LMI did not already own, and LMI and UGC became our wholly owned subsidiaries. For purposes of the table below, pre-Liberty Global combination shares of LMI common stock or UGC common stock are presented in terms of the number of shares of Liberty Global common stock issued in exchange for such shares in the Liberty Global combination. On September 6, 2005, we effected a stock split in the form of a one-for-one stock dividend of Series C shares to holders of record of Series A shares and of shares of our Series B common stock. All share prices presented in the table have been retroactively adjusted to give effect to the stock dividend of Series C shares as though they had been issued and outstanding at the beginning of the periods presented in the table below.
      Our Series A shares and Series C shares trade on the Nasdaq National Market under the symbols “LBTYA” and “LBTYK,” respectively. Regular way trading in the shares began on June 8, 2004. The following table sets forth the range of high and low sales prices, as adjusted for the Liberty Global combination and the stock dividend, of Series A shares and Series C shares for the periods indicated.

	Series A		Series C
	Common Stock		Common Stock

	High	Low	High	Low

Year Ended December 31, 2004
Second Quarter (commencing on June 8, 2004)	$19.52	$17.46	$19.06	$17.49
Third Quarter	$19.01	$14.69	$18.81	$15.06
Fourth Quarter	$24.28	$17.08	$23.23	$16.70
Year Ended December 31, 2005
First Quarter	$24.50	$21.81	$23.56	$21.12
Second Quarter	$24.86	$20.86	$23.62	$20.27
Third Quarter	$27.35	$23.40	$26.38	$22.39
Fourth Quarter	$27.20	$21.66	$26.01	$20.60
Year Ended December 31, 2006
First Quarter	$22.49	$18.21	$21.11	$17.43
Second Quarter (through
May 16, 2006)	$23.80	$20.17	$23.25	$19.54
      On May 15, 2006, the last trading day prior to our initial public announcement of the tender offer, the closing sales prices for the Series A shares and the Series C shares on the Nasdaq National Market were $22.56 and $21.93, respectively. Stockholders are urged to obtain current market quotations for their shares.

8.	SOURCE AND AMOUNT OF FUNDS
      The cost to purchase 10,000,000 Series A shares and 10,288,066 Series C shares in the tender offer is $500,000,004. We expect to incur expenses in connection with the tender offer of approximately $750,000.
      We anticipate that we will pay for shares tendered in the tender offer and accepted by us, and all expenses attributable to the tender offer, from our cash on hand or other cash resources that are readily available to us. The tender offer is not conditioned on the receipt of financing.

9.	CERTAIN INFORMATION ABOUT US
      We are an international broadband communications provider of video, voice and Internet access services, with consolidated broadband operations in 18 countries (excluding Sweden) outside of the continental United States at March 31, 2006, primarily in Europe, Japan and Chile. We also have operations in Sweden, which we are in the process of selling. Through our indirect wholly owned subsidiaries UPC Holding B.V. and Liberty Global Switzerland, Inc., which we refer to together as the UPC Broadband Division, we provide video, voice and Internet access services in 12 European countries (excluding Sweden). Through our indirect controlling ownership interest in Jupiter Telecommunications Co., Ltd. , we provide video, voice and Internet access services in Japan. Through our indirect 80%-owned subsidiary VTR GlobalCom, S.A., we provide video, voice and Internet access services in Chile. We also have consolidated direct-to-home satellite operations in Australia, consolidated broadband communications operations in Puerto Rico, Brazil and Peru, non-controlling interests in broadband communications companies in Europe and Japan, consolidated interests in certain programming businesses in Europe and Argentina, and non-controlling interests in certain programming businesses in Europe, Japan, Australia and the Americas. Our consolidated programming interests in Europe are primarily held through our indirect wholly owned subsidiary chellomedia B.V., which also provides telecommunications and interactive digital services and owns or manages investments in various businesses in Europe. Certain of chellomedia’s subsidiaries and affiliates provide programming and other services to our UPC Broadband Division.
      We are the successor to LMI, which was formed on March 16, 2004 in contemplation of the spin off of certain international cable television and programming subsidiaries and assets of Liberty Media Corporation, or LMC, including a majority interest in UGC, an international broadband communications provider. On June 7, 2004, LMC distributed to its stockholders, on a pro rata basis, all of the outstanding shares of LMI’s common stock, and LMI became an independent, publicly traded company on that date. Liberty Global was formed on January 13, 2005, for the purpose of effecting the acquisition by merger of all of the capital stock of LMI, and all of the capital stock of UGC that LMI did not already own. That acquisition was completed on June 15, 2005.
      Our principal executive offices are located at 12300 Liberty Boulevard, Englewood, Colorado 80112, and our telephone number at that address is (303) 220-6600.
      Where you can find more information about us. Liberty Global has filed with the SEC a Tender Offer Statement on Schedule TO, which includes additional information about the tender offer. This offer to purchase does not contain all the information included in the Schedule TO. We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance with the Exchange Act, file periodic reports and other information with the SEC. You may read and copy any document that we file with the SEC at the Public Reference Room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. You may also inspect such filings on the Internet website maintained by the SEC at www.sec.gov.
      Incorporation by reference. The rules of the SEC allow us to “incorporate by reference” information into this offer to purchase, which means that we can disclose important information about us to you by referring you to other documents that we file with the SEC. The information incorporated by reference is an important part of this offer to purchase, and is deemed to be part hereof except to the extent any such information is modified or superseded by information in this offer to purchase or in any later incorporated document. We incorporate by reference the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed on March 14, 2006;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed on May 10, 2006;

•	our Proxy Statement on Form 14A, filed on April 28, 2006; and

•	our Current Reports on Form 8-K filed on March 14, 2006 (Items 1.01 and 9.01) and May 8, 2006 (Item 1.01).
      You can obtain any of the documents incorporated by reference in this offer to purchase from the SEC’s website at the Internet address provided above. You may also obtain any of the foregoing documents from us without charge, excluding any exhibits to those documents, by requesting them in writing at 12300 Liberty

Boulevard, Englewood, CO 80112, attention: Investor Relations, or by calling Investor Relations at (303) 220-6600. Please be sure to include your complete name and address in your request.

10.	INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES
      As of May 12, 2006, we had outstanding 226,189,823 Series A shares, 7,323,570 shares of Series B common stock and 227,334,743 Series C shares. The 10,000,000 Series A shares that we are offering to purchase in the tender offer represent approximately 4.4% of the outstanding Series A shares and the 10,288,066 Series C shares that we are offering to purchase in the tender offer represent approximately 4.5% of the outstanding Series C shares on that date. In the aggregate, the shares we are offering to purchase in the tender offer represents approximately 4.4% of our total outstanding shares of common stock. As of May 12, 2006, 13,861,410 Series A shares and 16,712,593 Series C shares were subject to outstanding awards of stock options and stock appreciation rights.
      Shares ownership by Directors and Executive Officers. Our directors and executive officers have advised us that they do not intend to tender any shares beneficially owned by them in the tender offer. The following table sets forth information with respect to the beneficial ownership by each of our directors and each of the executive officers named below and by all of our directors and executive officers as a group of (1) Series A shares, (2) shares of our Series B common stock and (3) Series C shares. The security ownership information is given as of March 31, 2006, and, in the case of percentage ownership information, is based upon (1) 225,600,041 Series A shares, (2) 7,323,570 shares of our Series B common stock and (3) 233,267,224 Series C shares, in each case outstanding on that date. Our Series A shares entitle holders to one vote per share, our shares of Series B common stock entitle holders to ten votes per share and our Series C shares do not entitle holders to a vote, except as required under Delaware law.
      Shares of common stock issuable on or within 60 days after March 31, 2006, upon exercise of options, conversion of convertible securities, exchange of exchangeable securities or upon vesting of restricted stock awards, are deemed to be outstanding and to be beneficially owned by the person holding the options, convertible or exchangeable securities or restricted stock for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. For purposes of the following presentation, beneficial ownership of shares of our Series B common stock, though convertible on a one-for-one basis into Series A shares, is reported as beneficial ownership of our Series B common stock only, and not as beneficial ownership of our Series A shares.
      So far as is known to us, the persons indicated below have sole voting power with respect to the shares indicated as owned by them, except as otherwise stated in the notes to the table. The number of shares indicated as owned by our executive officers and directors include interests in shares held by our defined contribution 401(k) plan (the “401(k) Plan”) as of March 31, 2006. The shares held by the trustee of the 401(k) Plan for the benefit of these persons are voted as directed by such persons.

		Amount and
		Nature of		Percent
		Beneficial		of	Voting
Name and Principal Occupation with Our Company	Title of Class	Ownership		Series	Power

	(In thousands)
John C. Malone	Series A	1,263	(1)(2)(3)(4)	*	27.5%
Chairman of the Board	Series B	8,677	(1)(4)(5)(6)	91.3%
	Series C	9,849	(1)(2)(4)(5)(6)	4.2%
John P. Cole, Jr.	Series A	87	(7)	*	*
Director	Series B	—		—
	Series C	87	(7)	*
John W. Dick	Series A	17	(8)	*	*
Director	Series B	—		—
	Series C	17	(8)	*

		Amount and
		Nature of		Percent
		Beneficial		of	Voting
Name and Principal Occupation with Our Company	Title of Class	Ownership		Series	Power

	(In thousands)
Michael T. Fries	Series A	657	(9)	*	*
Director and Chief Executive Officer	Series B	—		—
	Series C	454	(9)	*
Paul A. Gould	Series A	147	(10)	*	*
Director	Series B	43		*
	Series C	190	(10)	*
David E. Rapley	Series A	6	(11)	*	*
Director	Series B	—		—
	Series C	5	(11)	*
Gene W. Schneider	Series A	1,624	(12)(13)(14)(15)	*	*
Director	Series B	—		—
	Series C	1,624	(12)(13)(14)(15)	*
Larry E. Romrell	Series A	18	(11)	*	*
Director	Series B	—		—
	Series C	17	(11)	*
J.C. Sparkman	Series A	17	(16)	*	*
Director	Series B	—		—
	Series C	17	(16)	*
J. David Wargo	Series A	87	(17)(18)	*	*
Director	Series B	—		—
	Series C	107	(17)(18)	*
Charles H.R. Bracken	Series A	7	(19)	*	*
Senior Vice President and Co-CFO	Series B	—		—
	Series C	7	(19)	*
Miranda Curtis	Series A	111	(20)	*	*
President, Liberty Global Japan division	Series B	—		—
	Series C	111	(20)	*
Elizabeth M. Markowski	Series A	112	(21)(22)	*	*
Senior Vice President, General Counsel and Secretary	Series B	—		—
	Series C	112	(21)(22)	*
W. Gene Musselman	Series A	56	(19)(23)	*	*
President and COO, UPC Broadband division	Series B	—		—
	Series C	56	(19)(23)	*
All directors and executive officers as a group (20 persons)	Series A	4,491	(15)(17)(24)(25)(26)	2.0%	28.4%
	Series B	8,721	(24)(25)(26)	91.8%
	Series C	12,942	(15)(17)(24)(25)(26)	5.4%

*	Less than one percent

(1)	Includes 90,303 shares of Series A common stock, 204,566 shares of Series B common stock and 294,869 shares of Series C common stock held by Mr. Malone’s wife, Leslie Malone, as to which shares Mr. Malone has disclaimed beneficial ownership.

(2)	Includes 198 shares of Series A common stock and 198 shares of Series C common stock held by a trust with respect to which Mr. Malone is the sole trustee and, with his wife, Leslie Malone, retains a unitrust interest in the trust.

(3)	Includes 90,218 shares of Series A common stock held by the Liberty Media Corp. 401(k) Savings Plan (LMC 401(k) Plan).

(4)	Includes 23,779 shares of Series A common stock, 2,179,489 shares of Series B common stock and 2,203,268 shares of Series C common stock that are subject to options which were exercisable as of, or will be exercisable within 60 days of, March 31, 2006. Mr. Malone has the right to convert options to purchase 610,927 shares of Series B common stock into options to purchase an equivalent number of shares of Series A common stock. See “Option Agreement with our Chairman” for a description of our rights to repurchase unvested shares issued upon exercise of certain options.

(5)	Includes 753,428 shares of Series B common stock and 1,288,946 shares of Series C common stock held by a trust with respect to which Mr. Malone is the sole trustee and holder of a unitrust interest in the trust.

(6)	Includes 59,270 restricted shares of Series B common stock and 58,403 restricted shares of Series C common stock, none of which was vested at March 31, 2006.

(7)	Includes 47,410 shares of Series A common stock and 47,410 shares of Series C common stock that are subject to options which were exercisable as of, or will be exercisable within 60 days of, March 31, 2006.

(8)	Includes 17,060 shares of Series A common stock and 17,060 shares of Series C common stock that are subject to options which were exercisable as of, or will be exercisable within 60 days of, March 31, 2006.

(9)	Includes 587,731 shares of Series A common stock and 387,731 shares of Series C common stock that are subject to options which were exercisable as of, or will be exercisable within 60 days of, March 31, 2006; 51,877 restricted shares of Series A common stock and 51,877 restricted shares of Series C common stock, of which 4,847 shares of each series will vest within 60 days of March 31, 2006; and 1,977 shares of Series A common stock and 2,945 shares of Series C common stock held by the 401(k) Plan.

(10)	Includes 13,742 shares of Series A common stock and 13,742 shares of Series C common stock that are subject to options which were exercisable as of, or will be exercisable within 60 days of, March 31, 2006.

(11)	Includes 4,364 shares of Series A common stock and 4,364 shares of Series C common stock that are subject to options which were exercisable as of, or will be exercisable within 60 days of, March 31, 2006.

(12)	Includes 991,139 shares of Series A common stock and 991,139 shares of Series C common stock that are subject to options which were exercisable as of, or will be exercisable within 60 days of, March 31, 2006; and 2,629 shares of Series A common stock and 2,847 shares of Series C common stock held by the 401(k) Plan.

(13)	Includes 1,308 shares of Series A common stock and 1,308 shares of Series C common stock held by a trust of which Mr. Schneider is a beneficiary and a trustee and 1,591 shares of Series A common stock and 1,591 shares of Series C common stock held by his spouse, Louise Schneider. Mr. Schneider disclaims beneficial ownership of the shares held by his spouse.

(14)	Includes 199,289 shares of Series A common stock and 199,289 shares of Series C common stock held by G. Schneider Holdings, LLP of which Mr. Schneider is the general partner, and an aggregate of 1,555 shares of Series A common stock and 1,555 shares of Series C common stock held by separate trusts for the benefit of his children and two of his grandchildren, of which Mr. Schneider is the sole trustee.

(15)	Includes 28,912 shares of Series A common stock and 28,912 shares of Series C common stock held by the GWS Family LLC of which Mr. Schneider is one of three managers with shared voting and dispositive control but no economic interest in the GWS Family LLC or such shares. Mr. Schneider disclaims beneficial ownership of the shares held by the GWS Family LLC.

(16)	Includes 3,000 shares of Series A common stock and 3,000 shares of Series C common stock that are subject to options which were exercisable as of, or will be exercisable within 60 days of, March 31, 2006.

(17)	Includes 12,387 shares of Series A common stock and 12,387 shares of Series C common stock held in various accounts managed by Mr. Wargo, as to which shares Mr. Wargo has disclaimed beneficial ownership.

(18)	Includes 3,192 shares of Series A common stock and 3,192 shares of Series C common stock that are subject to options which were exercisable as of, or will be exercisable within 60 days of, March 31, 2006.

(19)	Includes 5,963 restricted shares of Series A common stock and 5,963 restricted shares of Series C common stock, of which 398 shares of each series will vest within 60 days of March 31, 2006.

(20)	Includes 111,170 shares of Series A common stock and 111,170 shares of Series C common stock that are subject to options which were exercisable as of, or will be exercisable within 60 days of, March 31, 2006.

(21)	Includes 136 shares of Series A common stock and 136 shares of Series C common stock held by Ms. Markowski’s husband, Thomas Markowski, as to which shares Ms. Markowski has disclaimed beneficial ownership; and 388 shares of Series A common stock and 801 shares of Series C common stock held by the 401(k) Plan.

(22)	Includes 4,166 restricted shares of Series A common stock and 4,166 restricted shares of Series C common stock, of which 417 shares of each series will vest within 60 days of March 31, 2006; and 102,897 shares of Series A common stock and 102,897 shares of Series C common stock that are subject to options which were exercisable as of, or will be exercisable within 60 days of, March 31, 2006.

(23)	Includes 1,873 shares of Series A common stock and 2,766 shares of Series C common stock held by the 401(k) Plan.

(24)	Includes 535,680 shares of Series A common stock, 957,994 shares of Series B common stock and 1,787,892 shares of Series C common stock held by relatives of certain directors and executive officers or held pursuant to certain trust arrangements or partnerships, as to which shares beneficial ownership of 92,228 shares of Series A common stock, 204,566 shares of Series B common stock and 296,794 shares of Series C common stock has been disclaimed.

(25)	Includes 2,212,104 shares of Series A common stock, 2,179,489 shares of Series B common stock and 4,191,593 shares of Series C common stock that are subject to options which were exercisable as of, or will be exercisable within 60 days of, March 31, 2006. Of the Series B options, options to purchase 610,927 shares of Series B common stock may be converted into options to purchase an equivalent number of shares of Series A common stock at the election of the holder. See “Option Agreement with our Chairman” and “UGC Severance Policy” for a description of our rights to repurchase unvested shares issued upon exercise of certain options.

(26)	Includes 81,826 restricted shares of Series A common stock, 59,270 restricted shares of Series B common stock and 140,229 restricted shares of Series C common stock, of which 7,124 shares each of Series A common stock and Series C common stock will vest on or within 60 days of March 31, 2006; and includes 101,128 shares of Series A common stock and 17,090 shares of Series C common stock held by the 401(k) Plan and the LMC 401(k) Plan.
      Our executive officer, Ms. Curtis, also beneficially owns shares of Liberty Jupiter, Inc., one of our privately held subsidiaries. Ms. Curtis and three other individuals hold shares of Class A common stock of Liberty Jupiter, representing an 18.75% aggregate common equity interest (of which Ms. Curtis’ common equity interest is 8%) and less than 1% aggregate voting interest in Liberty Jupiter. At March 31, 2006, Liberty Jupiter owned an approximate 4.3% indirect interest in Jupiter Telecommunication Co. Ltd., one of our consolidated subsidiaries. We indirectly own the balance of Liberty Jupiter’s common stock and all of the preferred stock. As of March 31, 2006, the preferred stock had an aggregate liquidation preference of $131,455,014. Pursuant to a stockholders’ agreement among our predecessor LMI, Liberty Jupiter and certain of Liberty Jupiter’s stockholders, LMI has the right to cause all or any part of the Liberty Jupiter Class A common stock to be exchanged for Series A shares. Each holder of Liberty Jupiter Class A common stock has the right to cause all of the shares of Liberty Jupiter Class A common stock held by such holder to be exchanged for Series A shares. The number of Series A shares issuable upon exercise of the exchange rights is that number of shares having an aggregate market price that is equal to the fair market value of the Liberty Jupiter Class A common stock so exchanged.
      Each of Mr. Schneider, Mr. Fries and two of our other executive officers hold phantom options based on shares of United Latin America, Inc., one of our wholly owned subsidiaries that owns our operations in Brazil, Chile and Peru. Such options are fully vested and upon exercise may be paid, at our sole election, in cash, shares of our common stock, or, if publicly traded, shares of United Latin America. The options outstanding at

March 31, 2006, which expire on various dates in 2009 and 2010, are: Mr. Fries — 200,000 shares with an exercise price of $19.23; Mr. Schneider — 100,000 shares with an exercise price of $19.23; Mr. Mauricio Ramos — 23,438 shares with an exercise price of $8.86 and 25,000 shares with an exercise price of $19.23; and Mr. Fredrick Westerman — 10,417 shares with an exercise price of $8.81 and 35,000 shares with an exercise price of $19.23. On an individual basis the grants represent less than a 1% equity interest, and in the aggregate the grants represent a 1.9% equity interest, in United Latin America. We own all of the outstanding common stock and hold 100% of the outstanding debt (which was in excess of $1.2 billion at December 31, 2005) of United Latin America. The United Latin America plan expired in June 2003 and no new grants of options may be made thereunder.
      Change in Control. We know of no arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of our company.
      Stock Repurchase Programs; Transactions in Last 60 Days. On June 20, 2005, we announced the authorization of a stock repurchase program under which we may acquire from time to time up to $200 million in Series A shares and Series C shares. Under this program, we effected purchases through the first quarter of 2006 that resulted in our acquisition of $200 million in Series A and Series C shares. In addition, on March 8, 2006, our board of directors approved a new stock repurchase program under which we may acquire an additional $250 million of Series A shares and Series C shares. The stock repurchase program may be effected through open market transactions and/or privately negotiated transactions, which may include derivative transactions. The timing of the repurchase of shares pursuant to the program depends on a variety of factors, including market conditions. The program may be suspended or discontinued at any time, and has been suspended during the tender offer and for a period of 10 business days after the termination of the tender offer in accordance with SEC Rule 13e-4(f)(6). During the past 60 days, we made the following purchases of Series A shares and Series C shares under these stock repurchase programs at the average prices per share indicated:
Series A shares

Date	No. of Shares	Average Price per Share

March 22, 2006	1,218,726	$18.63916
Series C shares

Date	No. of Shares	Average Price per Share

April 12, 2006	5,000,000	$20.1454	*
April 6, 2006	448,300	$20.4213
April 5, 2006	448,300	$20.4613
April 4, 2006	448,300	$20.3174
April 3, 2006	198,937	$19.9993
March 31, 2006	76,262	$19.489
March 30, 2006	195,379	$19.2108
March 29, 2006	248,086	$18.9349
March 28, 2006	431,900	$18.5738
March 27, 2006	385,407	$18.8876
March 24, 2006	321,500	$19.0285
March 22, 2006	1,218,726	$17.73994

*	On April 7, 2006 we entered into a collared accelerated stock purchase transaction with Merrill Lynch International pursuant to which we repurchased 5,000,000 shares of our Series C stock for an aggregate initial purchase price of $100,727,000 or $20.1454 per share on April 12, 2006. Pursuant to the adjustment provisions of the transaction, we are entitled to receive from Merrill Lynch International approximately $93,000 on May 19, 2006.

      Transactions in Last 60 Days by Directors and Executive Officers. On May 2, 2006, the compensation committee of our board of directors approved grants of restricted stock, and grants of stock options or stock appreciation rights, with respect to Series A shares and Series C shares to our executive officers and other of our and our subsidiaries’ employees, under our amended and restated incentive plan, discussed below. See, “Equity Compensation Plan Information — Incentive Plan”. Each of such options to purchase Series A shares has an exercise price, and each of such stock appreciation rights with respect to Series A shares has a strike price, of $20.48 per share, which was the closing market price of the Series A shares on the grant date. Each of such options to purchase Series C shares, and each of such stock appreciation rights with respect to Series C shares, has a strike price of $19.92 per share, which was the closing market price of the Series C shares on the grant date. Each of such options, stock appreciation rights and restricted stock awards are subject to standard vesting and other terms. The following table states the numbers of Series A shares and Series C shares subject to such awards granted to our executive officers:

			No. of Series A	No. of Series C
			Shares for Which	Shares for Which	No. of Series A	No. of Series C
	No. of Series A	No. of Series C	Stock	Stock	Shares for Which	Shares for Which
	Shares for Which	Shares for Which	Appreciation	Appreciation	Restricted Stock	Restricted Stock
	Options Were	Options Were	Rights Were	Rights Were	Awards Were	Awards Were
Name of Recipient	Granted	Granted	Granted	Granted	Granted	Granted

Amy Blair	25,000	25,000	—	—	8,750	8,750
Charles H.R. Bracken	—	—	42,500	42,500	22,500	22,500
Miranda Curtis	—	—	42,500	42,500	15,000	15,000
Bernard G. Dvorak	42,500	42,500	—	—	15,000	15,000
Michael T. Fries	65,000	65,000	—	—	22,500	22,500
Elizabeth M. Markowski	42,500	42,500	—	—	15,000	15,000
Gene Musselman	42,500	42,500	—	—	22,500	22,500
Shane O’Neill	—	—	42,500	42,500	22,500	22,500
Mauricio Ramos	25,000	25,000	—	—	8,750	8,750
Anthony G. Werner	42,500	42,500	—	—	15,000	15,000
Frederick G. Westerman III	30,000	30,000	—	—	10,000	10,000
The approved grants also included grants of stock options with respect to an aggregate of 487,375 Series A shares and 487,375 Series C shares, SARs with respect to an aggregate of 656,125 Series A shares and 656,125 Series C shares, and restricted stock awards with respect to an aggregate of 391,700 Series A shares and 391,700 Series C shares, in each case granted to employees who are not our executive officers or directors.
      In addition to the grants made on May 2, 2006 set forth in the table above and transactions in our common stock effected under the 401(k) Plan pursuant to contribution elections made more than 60 days prior to the initial public announcement of the tender offer, our executive officers and directors listed below have effected the following transactions involving our common stock during the 60 days prior to our initial announcement of the tender offer on May 15, 2006:

•	Paul A. Gould, a director, on April 17, 2006, purchased 10,000 Series C shares in open market transactions for $20.11 per share, and on April 18, 2006, purchased 10,000 Series C shares in open market transactions for $20.0777 per share;

•	W. Gene Musselman, the President and Chief Operating Officer of our UPC Broadband division, effected the following transactions involving our common stock: (i) On April 10, 2006, Mr. Musselman exercised previously granted SARs with respect to 44,393 Series A shares and 44,393 Series C shares with an aggregate “in-the-money” value of $861,668. We retained a portion of that value in satisfaction of tax withholding requirements relating to such exercise, and paid the remainder to Mr. Musselman in the form of 15,483 Series A shares valued at $20.64 per share (the closing price of Series A shares on such day) and 14,635 Series C shares valued at $19.98 per share

(the closing price of the Series C shares on such day). (ii) On April 10, 2006, Mr. Musselman sold in open market transactions 1,208 Series A shares for $21.04 per share, 4,734 Series A shares for $21.03 per share, 4,299 Series C shares for $20.38 per share, 400 Series C shares for $20.39 per share and 1,200 Series C shares for $20.40 per share. (iii) On April 11, 2006, Mr. Musselman sold in open market transactions 15,483 Series A shares for $20.61 per share and 14,635 Series C shares for $20.00 per share. (iv) On May 3, 2006, Mr. Musselman had 144 Series A shares valued at $20.35 per share and 144 Series C shares valued at $19.77 per share withheld in satisfaction of tax withholding requirements upon the vesting of restricted stock;

•	Mauricio Ramos, President Liberty Global Latin America division, on March 27, 2006, exercised options to purchase 12,661 Series A shares at an exercise price of $9.85 per share and 12,661 Series C shares at an exercise price of $9.32 per share, and sold in open market transactions 12,661 Series A shares for $19.85 per share and 12,661 Series C shares for $18.93 per share;

•	Larry E. Romrell, a director, on March 31, 2006, received 244 Series A shares in payment of director fees of $5,000 at an imputed purchase price of $20.47 per share, the closing price of Series A shares on March 31, 2006;

•	Michael T. Fries, a director and our President and Chief Executive Officer, on April 14, 2006, had 1,712 Series A shares valued at $20.93 per share and 1,712 Series C shares valued at $20.28 per share withheld in satisfaction of tax withholding requirements upon the vesting of restricted stock, and on May 3, 2006, had 280 Series A shares valued at $20.35 per share and 280 Series C shares valued at $19.77 per share withheld in satisfaction of tax withholding requirements upon the vesting of restricted stock;

•	Elizabeth M. Markowski, our Secretary, Senior Vice President and General Counsel, on April 14, 2006 had 130 Series A shares valued at $20.93 per share and 130 Series C shares valued at $20.28 per share withheld in satisfaction of tax withholding requirements upon the vesting of restricted stock;

•	Anthony G. Werner, our Senior Vice President and Chief Technology Officer, on April 14, 2006 had 52 Series A shares valued at $20.93 per share and 52 Series C shares valued at $20.28 per share withheld in satisfaction of tax withholding requirements upon the vesting of restricted stock;

•	Charles H.R. Bracken, our Senior Vice President and Co-Chief Financial Officer, on May 3, 2006, had 164 Series A shares valued at $20.35 per share and 164 Series C shares valued at $19.77 per share withheld in satisfaction of tax withholding requirements upon the vesting of restricted stock;

•	Shane O’Neill, our Senior Vice President and Chief Strategy Officer, on May 3, 2006, had 164 Series A shares valued at $20.35 per share and 164 Series C shares valued at $19.77 per share withheld in satisfaction of tax withholding requirements upon the vesting of restricted stock; and

•	Frederick G. Westerman III, our Senior Vice President, Investor Relations and Corporate Communications, on May 3, 2006, had 78 Series A shares valued at $20.35 per share and 78 Series C shares valued at $19.77 per share withheld in satisfaction of tax withholding requirements upon the vesting of restricted stock.

Please note that, to the extent the above transactions relate to the withholding of shares in satisfaction of tax withholding requirements, the values given for the shares withheld are in each case the closing price of such shares on the Nasdaq National Market on the date of the transaction.
      During the 60 days prior to our initial announcement of the tender offer, in addition to the awards granted to and/or exercised by certain of our executive officers and directors listed above under the heading “Transactions in Last 60 Days by Directors and Executive Officers” or as otherwise disclosed in this Section 10, we issued an aggregate of 71,507 Series A shares and 73,347 Series C shares to persons who are not executive officers or directors in respect of options exercised by such persons and SARs exercised by such persons and settled in stock. We also issued an aggregate of 20,821 Series C shares to the 401(k) Plan, effective March 31, 2006, as a matching contribution for the benefit of plan participants (including participants who are our executive officers) in accordance with the terms of the 401(k) Plan. Such shares were valued at $19.75 per share, the closing price of the Series C shares on the contribution date. Also during that 60 day period, in addition to the share acquisitions described above under the heading “Stock Repurchase Programs; Transactions in Last 60 Days” or as otherwise disclosed in this Section 10, we withheld in satisfaction of tax withholding requirements upon the vesting of restricted stock of certain employees who are not executive officers or directors, an aggregate of 150 Series A shares and 145 Series C shares, in each case valued at the closing price for the applicable series on the vesting date.
      Except as set forth in “Stock Repurchase Programs; Transactions in Last 60 Days”, “Transactions in Last 60 Days by Directors and Executive Officers” above or otherwise disclosed in this Section 10, based upon our records and upon information provided to us, neither we nor our subsidiaries, nor, to our knowledge, any of our executive officers or directors, or any affiliate of the foregoing, has effected any transactions involving our common stock during the 60 days prior to our initial announcement of the tender offer.
      Plans or Proposals. Except as disclosed in this offer to purchase (or in the documents incorporated by reference herein), neither Liberty Global nor, to its knowledge, any of its directors, executive officers or affiliates have any current plans or proposals which relate to or would result in:

(a) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Liberty Global or any of its subsidiaries that would be material to Liberty Global and its subsidiaries, taken as a whole;

(b) any purchase, sale or transfer of a material amount of Liberty Global’s assets or the assets of any of its subsidiaries that would be material to Liberty Global and its subsidiaries, taken as a whole;

(c) any material change in Liberty Global’s present dividend rate or policy, or indebtedness or capitalization;

(d) any change in Liberty Global’s present board of directors or senior management;

(e) any other material change in Liberty Global’s corporate structure or business;

(f) Liberty Global’s equity securities being delisted from the Nasdaq National Market or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association;

(g) Liberty Global’s equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934;

(h) the suspension of Liberty Global’s obligation to file reports under Section 15(d) of the Securities Exchange Act of 1934;

(i) the acquisition by any person of additional securities, or the disposition of Liberty Global’s securities; or

(j) any changes in Liberty Global’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of Liberty Global.
      While no plans or proposals regarding any of the foregoing are contemplated by Liberty Global in connection with the tender offer, we do expect to recommence purchases under our stock repurchase program after the termination of the tender offer, when legally permissible, and to continue our mergers and acquisition strategy of acquiring broadband and video programming companies that have strong growth potential and divesting those of our businesses that we believe no longer fit that profile.

Equity Compensation Plan Information
      Incentive Plan. Our incentive plan, as amended and restated, is administered by the compensation committee of our board of directors. The compensation committee may grant non-qualified stock options, stock appreciation rights (or SARs), restricted shares, stock units, cash awards, performance awards or any combination of the foregoing under the Incentive Plan (collectively, awards). The maximum number of shares of our common stock with respect to which awards may be issued under the Incentive Plan is

50 million, subject to anti-dilution and other adjustment provisions of the incentive plan, of which no more than 25 million shares may consist of Series B common stock. With limited exceptions, no person may be granted in any calendar year awards covering more than 4 million shares of our common stock, of which no more than 2 million shares may consist of Series B common stock. In addition, no person may receive payment for cash awards during any calendar year in excess of $10 million. Shares of our common stock issuable pursuant to awards made under the incentive plan are made available from either authorized but unissued shares or shares that have been issued but reacquired by our company. Options and SARs under our incentive plan issued prior to the Liberty Global combination generally vest at the rate of 20% per year on each anniversary of the grant date and expire ten years after the grant date. Options and SARs under our incentive plan issued after the Liberty Global combination generally vest 12.5% on the six month anniversary of the grant date and then vest at a rate of 6.25% each quarter thereafter, and expire seven years after the grant date. Our incentive plan had 35,010,587 shares available for grant as of May 12, 2006. These shares may be awarded in any series of stock, except that no more than 23,372,168 shares may be awarded in Series B common stock.
      Non-Employee Director Incentive Plan. Our non-employee director incentive plan is administered by our full board of directors. Our board may grant non-qualified stock options, stock appreciation rights, restricted shares, stock units or any combination of the foregoing under the non-employee director incentive plan (collectively, awards). Only non-employee members of our board of directors are eligible to receive awards under our non-employee director incentive plan. The maximum number of shares of our common stock with respect to which awards may be issued under the non-employee director incentive plan is 10 million, subject to anti-dilution and other adjustment provisions of the non-employee director incentive plan, of which no more than 5 million shares may consist of Series B common stock. The non-employee director incentive plan had 9,815,696 shares available for grant as of December 31, 2005. These shares may be awarded in any series of stock, except that no more than 5 million shares may be awarded in Series B common stock. It is currently the policy of our board that following each annual meeting of our stockholders, each of our non-employee directors is granted options to acquire 10,000 Series A shares and 10,000 Series C shares.
      The LMI Transitional Plan. As a result of the spin off and related adjustments to LMC’s stock incentive awards, options to acquire shares of our Series A, B and C common stock were issued to LMI’s directors and employees, certain of LMC’s employees and all of LMC’s directors pursuant to the LMI transitional plan. Such options have remaining terms and vesting provisions equivalent to those of the respective LMC stock incentive awards that were adjusted. No new grants will be made under the LMI transitional plan. As a protective measure in order to avoid the potential application of additional taxes under Section 409A, we entered into modification agreements with certain persons who hold options under the LMI transitional plan to purchase shares of our common stock to increase the exercise prices of such options. The stock options affected by these modification agreements were those not vested and exercisable as of December 31, 2004. The affected persons include a number of our executive officers and directors.
      UGC Equity Incentive Plan, UGC Director Plans and UGC Employee Plan. Options, restricted stock and SARs were granted to employees of UGC prior to the Liberty Global combination under these plans. Awards outstanding under each of these plans were converted into awards with respect to our common stock in the Liberty Global Combination. No additional awards will be made under these plans.
      Option Agreement with our Chairman. In 2004, we entered into an option agreement with John C. Malone, our Chairman, pursuant to which we granted to Mr. Malone, under our incentive plan, options to acquire 1,568,562 shares of Series B common stock at an exercise price per share of $19.26 and 1,568,562 Series C shares at an exercise price per share of $17.49. The exercise price per share of Mr. Malone’s option for shares of Series B common stock was increased to $20.10, and the exercise price per share of the corresponding option for Series C shares was increased to $18.26, to avoid the potential application of additional taxes under Section 409A of the Internal Revenue Code. In connection with this repricing we paid Mr. Malone consideration equal to the aggregate amount of the increase in the exercise price per share of Series B common stock and Series C common stock underlying these affected options. The total consideration payable to Mr. Malone was approximately $2.5 million. The consideration was paid through the grant under the incentive plan of 59,270 restricted shares of Series B common stock with an aggregate fair market value equal to the aggregate amount of the increase in the exercise price per share of the affected Series B option, and 58,403 restricted shares of Series C common stock with an aggregate fair market value equal to the aggregate amount of the increase in the exercise price per share of his corresponding Series C option. The restriction period for these restricted shares will expire with respect to 40% of the restricted shares on June 7, 2006 and with respect to an additional 20% of the restricted shares on each June 7 thereafter, which corresponds to the vesting dates of the affected options. The options represent the primary form of compensation to be paid to Mr. Malone by us for his services. These options are fully exercisable; however, Mr. Malone’s rights with respect to the options and any shares issued upon exercise vest at the rate of 20% per year on each anniversary of our spin off with LMC (which was June 7, 2004), provided that Mr. Malone continues to have a qualifying relationship (whether as a director, officer, employee or consultant) with us. If Mr. Malone ceases to have such a qualifying relationship (subject to certain exceptions for his death or disability or termination without cause), his unvested options will be terminated and/or we will have the right to require Mr. Malone to sell to us, at the exercise price of the options, any shares of our common stock previously acquired by Mr. Malone upon exercise of options which have not vested as of the date on which Mr. Malone ceases to have a qualifying relationship with us.
      Merger Transaction Loans. When a subsidiary of UGC issued shares of its preferred stock in connection with a merger transaction with a subsidiary of LMC in 2002, certain former directors of UGC, including Gene W. Schneider, each delivered full-recourse promissory notes to the subsidiary in the amount of $748,500, in partial payment of their subscriptions for the preferred stock. On May 14, 2002, these former UGC directors exchanged their preferred shares in the subsidiary for shares of UGC, giving UGC 100% control of the subsidiary, and the promissory notes remained outstanding. The loans evidenced by these promissory notes bear interest at 6.5% per annum and are due and payable on demand on or after January 30, 2003, or on January 30, 2007, if no demand has by then been made. All of these loans have been paid in full except the one to Gene W. Schneider, who is a member of our board. As of December 31, 2005, the aggregate outstanding balance of Gene W. Schneider’s loan, including accrued interest, was $939,326.
      UGC Convertible Notes. On April 6, 2004, UGC completed the offering and sale of €500.0 million ($604.6 million based on the April 6, 2004 exchange rate) 1 3/4% euro-denominated convertible senior notes due April 15, 2024. These notes are convertible into an aggregate of 11,044,375 Series A shares and 11,044,375 Series C shares, at a conversion rate of 22.09 Series A shares and 22.09 Series C shares per €1,000 principal amount of such notes (or, in other words, at a combined conversion price of € 45.2719 for one Series A share and one Series C share, which was equivalent to a conversion price of $55.68 for one Series A share and one Series C share on the date of issue). Holders of these notes may surrender their notes for conversion prior to maturity in the following circumstances: (1) the price of a Series A share reaches a specified threshold, (2) the combined price of a Series A share and a Series C share reaches a specified threshold, (3) UGC has called such notes for redemption (which UGC may do at its option, in whole or in part, at any time on or after April 20, 2011, at a redemption price in euros equal to 100% of the principal amount, plus accrued and unpaid interest), (4) the trading price for such notes falls below either of two specified thresholds or (5) we make certain distributions to holders of Series A shares or specified corporate transactions occur.

12.	CERTAIN LEGAL MATTERS; REGULATORY AND FOREIGN APPROVALS
      We are not aware of any license or regulatory permit material to our business that might be adversely affected by our acquisition of shares as contemplated by the tender offer. We are not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of shares as contemplated by the tender offer. Should any such action or approval be required, we presently contemplate that we would seek that action or approval. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the action or approval might not result in adverse consequences to our business and financial condition. Our obligations under the tender offer to accept for payment and pay for shares is subject to certain conditions, including that any approval, permit, authorization, favorable review or consent of any United States or foreign governmental, regulatory, or administrative agency or authority required to be obtained in connection with the tender offer shall have been obtained on terms satisfactory to us, in our sole judgment, acting reasonably. See Section 6.

13.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
      The following discussion is a summary of certain U.S. federal income tax consequences to our stockholders of an exchange of shares for cash pursuant to the tender offer. This discussion is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of the stockholder’s particular circumstances, or to certain types of stockholders subject to special treatment under U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, United States Holders, as defined below, whose “functional currency” is not the United States dollar, partnerships or other entities treated as partnerships for federal income tax purposes, persons holding shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, financial institutions, brokers, dealers in securities or currencies and traders that elect to mark-to-market their securities). In addition, the discussion does not consider the effect of any alternative minimum taxes or foreign, state, local or other tax laws, or any U.S. tax considerations (e.g., estate or gift tax) other than U.S. federal income tax considerations, that may be applicable to particular stockholders. Further, this summary assumes that stockholders hold their shares as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) and generally assumes that they did not receive their shares through the exercise of employee stock options or otherwise as compensation.
      If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding shares and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of an exchange of shares for cash pursuant to the tender offer.
      This summary is based on the Code and applicable U.S. Treasury regulations, rulings, administrative pronouncements and judicial decisions thereunder as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.
      We have not sought, nor will we seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning tax consequences of the sale of shares to us pursuant to the tender offer or that any such position would not be sustained.
      As used herein, a “United States Holder” means a beneficial owner of shares that is for U.S. federal income tax purposes (1) a citizen or resident of the United States, (2) a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to United States federal income taxation regardless of its source or (4) a trust if (x) the administration of the trust is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.
      As used herein, a “Non-United States Holder” means a beneficial owner of shares that is not (i) a United States Holder and (ii) a partnership or other entity classified as a partnership for U.S. federal income tax purposes.
      EACH STOCKHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF THE TENDER OFFER.
      Consequences to United States Holders. An exchange of shares for cash pursuant to the tender offer will be a taxable transaction to a United States Holder for U.S. federal income tax purposes. If the receipt of cash by a United States Holder in exchange for the tender of shares pursuant to the offer is treated as a sale or exchange (as described below) of such shares for U.S. federal income tax purposes, the United States Holder will recognize capital gain or loss equal to the difference between (1) the amount of cash received by the

United States Holder for such shares and (2) the United States Holder’s “adjusted tax basis” for such shares at the time of the sale. Generally, a United States Holder’s adjusted tax basis for the shares will be equal to the cost of the shares to the United States Holder. This gain or loss will be characterized as long-term capital gain or loss if the United States Holder’s holding period for the shares that were sold exceeds one year as of the date we are treated as purchasing the shares in the tender offer for U.S. federal income tax purposes. In the case of a United States Holder that is an individual, trust or estate, the maximum rate of U.S. federal income tax applicable to net capital gain on shares held for more than one year is generally 15%. A United States Holder’s ability to deduct capital losses may be limited. A United States Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction) we purchase from the United States Holder under the tender offer.
      A United States Holder’s exchange of shares for cash pursuant to the tender offer will be treated as a sale or exchange of the shares for federal income tax purposes pursuant to Section 302 of the Code if the sale:

•	results in a “complete termination” of the stockholder’s stock interest in us under Section 302(b)(3) of the Code;

•	is a “substantially disproportionate” redemption with respect to the stockholder under Section 302(b)(2) of the Code; or

•	is “not essentially equivalent to a dividend” with respect to the stockholder under Section 302(b)(1) of the Code.
      In determining whether any of these tests have been met, a United States Holder must take into account not only the stock that the stockholder actually owns, but also the stock that it constructively owns within the meaning of Section 318 of the Code (as modified by Section 302(c) of the Code). Under the constructive ownership rules of Section 318 of the Code, a stockholder will be considered to own those shares of stock owned, directly or indirectly, by certain members of the stockholder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the stockholder has an equity interest, as well as shares of stock the stockholder has an option to purchase.
      One of the following tests must be satisfied with respect to the United States Holder in order for the exchange of shares for cash to be treated as a sale or exchange by that stockholder for federal income tax purposes. Due to the factual nature of these tests, stockholders should consult their tax advisers to determine whether the purchase of their shares in the tender offer qualifies for sale or exchange treatment in their particular circumstances.
      Satisfaction of the “complete termination” and “substantially disproportionate” exceptions is dependent upon compliance with the objective tests set forth in Section 302(b)(3) and Section 302(b)(2) of the Code, respectively. A distribution to a stockholder will result in a “complete termination” of the stockholder’s equity interest in us if either (1) all of the shares of stock of Liberty Global actually and constructively owned by the stockholder are exchanged for cash pursuant to the tender offer or (2) all of the shares of stock of Liberty Global actually owned by the stockholder are exchanged for cash pursuant to the tender offer and the stockholder is eligible to waive, and effectively waives, the attribution of shares of stock of Liberty Global constructively owned by the stockholder in accordance with the procedures described in Section 302(c)(2) of the Code. United States Holders wishing to satisfy the “complete termination” test through waiver of attribution in accordance with the procedures described in Section 302(c)(2) of the Code should consult their tax advisors concerning the mechanics and desirability of such a waiver. A distribution to a stockholder will be “substantially disproportionate” if the percentage of the outstanding shares of stock of Liberty Global actually and constructively owned by the stockholder immediately following the exchange of shares pursuant to the tender offer is less than 80% of the percentage of the outstanding shares of stock of Liberty Global actually and constructively owned by the stockholder immediately before the exchange (treating as outstanding all shares purchased in the tender offer from the particular stockholder and all other stockholders). Because the Series C common stock is non-voting, an exchange involving only such stock can not qualify under the “substantially disproportionate” test. An exchange of the Series C common stock may qualify under such test if there are contemporaneous exchanges or dispositions of voting stock of Liberty Global, and such exchanges or dispositions of voting stock of Liberty Global satisfy the “substantially disproportionate” test.
      A distribution to a stockholder is “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the stockholder’s stock interest in us. Whether a stockholder meets this test will depend on the stockholder’s particular facts and circumstances. The IRS has indicated that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a “meaningful reduction.” Stockholders should consult their tax advisers as to the application of this test to their particular circumstances.
      Contemporaneous dispositions or acquisitions of shares of stock of Liberty Global by a stockholder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under Section 302(b) of the Code has been satisfied. Each stockholder should be aware that because proration may occur in the tender offer, even if all the shares of stock of Liberty Global actually and constructively owned by a stockholder are tendered pursuant to the tender offer, fewer than all of the shares tendered may be purchased by us. Thus, proration may affect whether the surrender by a stockholder pursuant to the tender offer will meet any of the three tests under Section 302 of the Code.
      If a United States Holder’s receipt of cash attributable to an exchange of shares for cash pursuant to the tender offer does not meet one of the tests of Section 302 of the Code described above, then the full amount of cash received by the United States Holder with respect to our purchase of shares under the tender offer will be treated as a distribution to the United States Holder with respect the United States Holder’s shares and will be treated as ordinary dividend income to the United States Holder to the extent of such stockholder’s ratable share of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Provided certain holding period requirements are satisfied, non-corporate United States Holders generally will be subject to U.S. federal income tax at a maximum rate of 15% with respect to such dividend income. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the United States Holder’s adjusted tax basis in the shares exchanged in the tender offer. Any amount remaining after the United States Holder’s adjusted tax basis has been reduced to zero will be taxable to the United States Holder as capital gain. Any such gain will be long-term capital gain if the United States Holder has held the shares for more than one year as of the date we are treated as purchasing the shares in the tender offer for U.S. federal income tax consequences. The redeemed stockholder’s basis in the redeemed shares (after any reduction as noted above) will be allocated to other shares of stock of Liberty Global held by the redeemed stockholder. A dividend received by a corporate United States Holder may be (1) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (2) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate stockholders should consult their own tax advisors regarding (1) whether a dividends-received deduction will be available to them, and (2) the application of Section 1059 of the Code to the ownership and disposition of their shares.
      Consequences to Non-United States Holders. Gain realized by a Non-United States Holder on an exchange of shares for cash pursuant to the tender offer generally will not be subject to U.S. federal income tax if the sale is treated as a sale or exchange for tax purposes pursuant to the tests of Section 302 of the Code described above unless (1) such gain is effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States (and, if a treaty applies, the gain is generally attributable to a United States permanent establishment maintained by such Non-United States Holder), (2) in the case of gain realized by a Non-United States Holder that is an individual, such Non-United States Holder is present in the United States for 183 days or more in the taxable year of the sale or redemption and certain other conditions are met or (3) our shares constitute a United States real property interest and the Non-United States Holder held, actually or constructively, at any time during the five-year period preceding the exchange more than 5% of our shares. Our shares will constitute a United States real property interest with respect to a Non-United States Holder if we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the period during which the Non-United States Holder held shares or (ii) the 5-year period ending on the date the

Non-United States Holder exchanges shares pursuant to the offer. We believe that we are not and have not been a United States real property holding corporation at any time during the past five years and do not expect to become one before our shares are exchanged for cash pursuant to the tender offer.
      If a Non-United States Holder does not satisfy any of the Section 302 tests explained above, the full amount received by the Non-United States Holder with respect to our purchase of shares under the tender offer will be treated as a distribution to the Non-United States Holder with respect to the Non-United States Holder’s shares, rather than as a sale or exchange of such shares. Because satisfaction of the Section 302 tests is dependent on matters of fact we will presume that all amounts paid in exchange for the shares are distributions. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, a tax-free return of capital or a capital gain from the sale of shares, and the reallocation of the basis of the redeemed shares, will be determined in the manner described above (see “Certain U.S. Federal Income Tax Consequences — Consequences to United States Holders”). To the extent that amounts received by a Non-United States Holder with respect to our purchase of shares under the tender offer are treated as dividends and not as tax-free returns of capital or capital gains distributions, such dividends will generally be subject to withholding of United States federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty, provided we have received proper certification of the application of such income tax treaty. Non-United States Holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. If any amount is withheld and the Non-United States Holder is not liable for such amount of tax, such Non-United States Holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. Amounts treated as dividends that are effectively connected with a Non-United States Holder’s conduct of a trade or business in the United States or, if provided in an applicable income tax treaty, dividends that are attributable to a permanent establishment in the United States, are not subject to the U.S. federal withholding tax, but generally are instead taxed in the manner applicable to U.S. persons, as described above. In that case, we will not have to withhold U.S. federal withholding tax if the Non-United States Holder complies with applicable certification and disclosure requirements. In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty. See Section 3 “Procedures For Tendering Shares” with respect to the application of U.S. federal income tax withholding to payments made to Non-United States Holders.
      United States Federal Income Tax Backup Withholding. See Section 3 “Procedures For Tendering Shares” with respect to the U.S. federal income tax backup withholding requirements.
      THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. YOU ARE URGED TO CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE TENDER OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

14.	EXTENSION OF TENDER OFFER; TERMINATION; AMENDMENTS
      We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be determined by us to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination or postponement to the depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act of 1934, which requires that we pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the tender offer.

      Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer. Amendments to the tender offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made under the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through a national newswire service.
      If we change the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(2) and 13e-4(f)(1) promulgated under the Securities Exchange Act of 1934. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (1) Liberty Global increases or decreases the price to be paid for shares or increases or decreases the number of shares being sought in the tender offer and, if an increase in the number of shares being sought, such increase exceeds 2% of the outstanding shares of either or both series of our common stock subject to the tender offer, as the case may be, and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, the tender offer will be extended until the expiration of such period of ten business days.

15.	FEES AND EXPENSES
      We have retained D.F. King & Co., Inc. to act as information agent and Computershare Shareholder Services, Inc. to act as depositary in connection with the tender offer. The information agent may contact holders of shares by mail, telephone and in person and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the tender offer to beneficial owners. The information agent and the depositary will receive reasonable and customary compensation for their services, will be reimbursed by us for specified out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the federal securities laws.
      No fees or commissions will be payable by us to brokers, dealers, commercial banks or trust companies (other than fees to the information agent as described above) for soliciting tenders of shares under the tender offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the depositary. We, however, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Liberty Global, the information agent or the depositary for purposes of the tender offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document.

16.	MISCELLANEOUS
      We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the tender offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction.
      Pursuant to Rule 13e-4(c)(2) under the Securities Exchange Act of 1934, we have filed with the SEC a Tender Offer Statement on Schedule TO which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning Liberty Global.
      LIBERTY GLOBAL HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF LIBERTY GLOBAL AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. LIBERTY GLOBAL HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY LIBERTY GLOBAL.
May 18, 2006

LIBERTY GLOBAL, INC.
May 18, 2006
      The depositary will accept legible copies of the letters of transmittal. You or your broker, dealer, commercial bank, trust company or other nominee should send the letter of transmittal and certificates for the shares and any other required documents to the depositary at one of its addresses set out below:
The Depositary:
Computershare Shareholder Services, Inc.

By Mail:	By Overnight Delivery:

Computershare Shareholder Services, Inc.	Computershare Shareholder Services, Inc.
Attn: Corporate Actions	Attn: Corporate Actions
P.O. Box 859208	161 Bay State Drive
Braintree MA 02185-9208	Braintree MA 02184
By Facsimile Transmission (For Eligible Institutions Only):
Facsimile Transmission:
781-380-3388
To Confirm Facsimile Transmissions (For Eligible Institutions Only):
Confirm Receipt of Facsimile
By Telephone:
781-843-1833 Ext. 200
      Please contact the information agent at the telephone numbers and address below with any questions or requests for assistance or additional copies of the offer to purchase and the letter of transmittal and the notice of guaranteed delivery. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the tender offer. To confirm delivery of your shares, please contact the depositary.
The Information Agent:
D. F. King & Co., Inc.
48 Wall Street
22nd Floor
New York, New York 10005
Banks and Brokers Call:
212-269-5550
All others call Toll Free:
1-800-347-4750